Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "LIMITLESS X HOLDINGS INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF SEPTEMBER, A.D. 2025, AT 3:13 O`CLOCK P.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

4864845 8100
SR# 20254132779

Authentication: 204915251
Date: 10-01-25

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:13 PM 09/30/2025
FILED 03:13 PM 09/30/2025
SR 20254132779 - File Number 4864845

SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF CLASS C CONVERTIBLE PREFERRED STOCK OF LIMITLESS X HOLDINGS INC., a Delaware corporation

Limitless X Holdings Inc. (the "Company"), a corporation organized and existing under and by the virtue of the Delaware General Corporation Law ("DGCL"), hereby certifies that, pursuant to the authority granted by Article IV of the Amended and Restated Certificate of Incorporation of the Company (the "A&R Certificate"), and in accordance with Sections 242, 245, and 228 of the DGCL, the Board of Directors of the Company (the "Board") and the holders of at least 51% of the shares of the Company's Class C Convertible Preferred Stock, via written consent, have duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Designation of the Class C Convertible Preferred Stock, dated as of January 9, 2025 (the "Certificate of Designation"), declaring said amendment and restatement to be advisable and in the best interests of the Company and its stockholders, which resolutions setting forth the proposed amendment and restatement are as follows:

RESOLVED, that the Certificate of Designation be amended and restated in its entirety to read as follow:

Section 1. Designation and Amount. The shares of the class of convertible preferred stock (the Company's preferred stock, the "Preferred Stock") hereby and herein created shall have a par value of $0.0001 per share and shall be designated as Class C Convertible Preferred Stock (the "Class C Convertible Preferred Stock") and the number of shares constituting the Class C Convertible Preferred Stock shall be 5,000,000.

Section 2. Rank. The Class C Convertible Preferred Stock shall rank: (i) junior to Class A Stock and Class B Stock, (ii) senior to any other class or series of outstanding Preferred Stock or to the Company's common stock ("Common Stock"); and (iii) prior to any other class or series of capital stock of the Company hereafter created ("Junior Securities"); and in each case as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

Section 3. Dividends. The Class C Convertible Preferred Stock shall not be entitled to dividends except as required by law.

Section 4. Liquidation. Except as required by law, the Class C Preferred Stock shall have no liquidation rights.

Section 5. Conversion of Preferred Shares to Common. The Holders may convert their shares of Class C Convertible Preferred Stock to shares of Common Stock as follows:

(a) *Conversion Option.* At the option of the Holder, in the Holder's sole discretion, any Holder of Class C Convertible Preferred Stock shall be entitled at the office of the Company or any transfer agent for the Class C Convertible Preferred Stock designated by the Company to the holder in writing (the "Transfer Agent"), to convert the shares of Class C Convertible Preferred Stock into Common Stock by electing, in writing, to convert the shares of Class C Convertible Preferred Stock then outstanding and held by the Holder into shares of Common Stock of the Company, on a one share of Class C Convertible Preferred Stock for one hundred (100) shares of Common Stock basis subject to adjustment set forth in Section 5(e) upon tender of the Notice of Conversion (as defined below).

(b) *Mechanics of Conversion.* In order to convert Class C Convertible Preferred Stock into shares of Common Stock under the conversion option specified in Section 5(a), the Holder shall (i) fax or deliver via electronic mail on the Conversion Date (as defined below) a copy of a fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or the Transfer Agent stating that the Holder elects to convert their Class C Convertible Preferred Stock into Common Stock, which Notice of Conversion shall specify the date of conversion, the number of shares of Class C Convertible Preferred Stock to be converted to shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) once converted (but not otherwise unless specifically requested by the Company from time to time), surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificate(s) representing the Class C Convertible Preferred Stock being converted (the "Preferred Stock Certificate(s)"), duly endorsed for transfer; unless the holder notifies the Company or its Transfer Agent that such certificate(s) have been lost, stolen, or destroyed (subject to the requirements of Section 5(c)(i)) below; or if the shares are held in book-entry form by the Transfer Agent, then written directive to the Transfer Agent directing them to acknowledge the conversion by updating their ledger to evidence the completion of the transaction. Upon receipt by the Company or the Transfer Agent of a Notice of Conversion, the Company or the Transfer agent, as applicable, shall immediately send, but in all cases, no later than two business days after receipt thereof, via facsimile or email, a confirmation of receipt of the Notice of Conversion, which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company or the Transfer Agent, as applicable, whom the Holder should contact regarding information related to the conversion.

(c) *Administration.*

i. *Lost or Stolen Certificates.* Upon receipt by the Company or the Transfer Agent of evidence of the loss, theft, destruction, or mutilation of any stock certificates representing shares of Class C Convertible Preferred Stock, and, in the case of loss, theft, or destruction, of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver (or cause the Transfer Agent to deliver) new stock certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen stock certificates if the Holder contemporaneously requests the Company to convert such Class C Convertible Preferred Stock into Common Stock.

ii. *Delivery of Common Stock upon Conversion.* The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third business day (the "Deadline") after receipt by the Company or the Transfer Agent of a Notice of Conversion and receipt by Company or the Transfer Agent from the Holder of all necessary documentation duly executed and in proper form required for conversion as stated in this Section 5, issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two-day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, or in the event that the shares are held in book entry with the Transfer Agent, then the Company shall direct the Transfer Agent to update its ledger to evidence such conversion by the Deadline and notify the Holder as such. In any event, delivery to each Holder of Common Stock upon a properly submitted conversion of Class C Convertible Preferred Stock shall be made within five business days after the Conversion Date. Without limiting a Holder's other rights at law or in equity, should delivery be later than five business days after the Conversion Date, the Holder shall have the right to either (1) rescind the conversion by facsimile or email notice to the Company; (2) by giving a new Notice of Conversion, adjust the conversion price and the amount of dividends accrued and unpaid, in which case the Company shall process the conversion as if the latter notice were the original notice; or (3) accept the late delivery. The Holders shall also be entitled to the equitable remedy of specific performance to enforce the delivery requirements upon conversion of Class C Convertible Preferred Stock.

iii. *No Fractional Shares.* If any conversion of the Class C Convertible Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded up to the nearest whole share.

iv. *Date of Conversion.* The date on which conversion occurs (the "Conversion Date") shall be deemed the date set forth in such Notice of Conversion, provided that the advance copy of the Notice of Conversion is received by the Company or the Transfer Agent before 11:59 p.m., Pacific Time, on the Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the Holder or Holders of such shares of Common Stock on the Conversion Date.

(d) *Reservation of Stock Issuable upon Conversion.* The Company shall at all times reserve and keep available or make provision to increase, reserve, and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Class C Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Class C Convertible Preferred Stock into Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class C Convertible Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) *Adjustment to Conversion Rate.*

i. The conversion price will be subject to adjustments for stock dividends, splits, combinations, and similar events as specified below.

ii. If prior to the conversion of all Class C Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holders of Class C Convertible Preferred Stock shall thereafter have the right to receive upon conversion of Class C Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets ("New Assets") which the Holder would have been entitled to receive in such transaction had the Class C Convertible Preferred Stock been convertible into New Assets from the date hereof, at the market price of such New Assets on the date of conversion, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Class C Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the conversion price and of the number of shares of Common Stock issuable or New Assets deliverable upon conversion of the Class C Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

iii. If any adjustment under this Section 5(e) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded up to the nearest whole share.

Section 6. Voting Rights.

(a) The holders of the Class C Convertible Preferred Stock shall have no voting rights except as otherwise set forth in this Certificate of Designation or otherwise from time to time as required by law.

(b) The Holders of the Class C Convertible Preferred Stock shall not be entitled to notice of any regular or special meeting of the shareholders of the Company (unless required by applicable law).

Section 7. Status of Converted Stock. In the event any shares of Class C Convertible Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled, and shall return to the status of authorized but unissued Preferred Stock of no designated class, and shall not be issuable by the Company as Class C Convertible Preferred Stock.

Section 8. Amendment. This Certificate of Designation may be amended by a written consent adopted of a majority of the issued and outstanding shares of Class C Stock as of the date of the amendment.

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Designation on the 30th day of September, 2025.

LIMITLESS X HOLDINGS INC.

By: _/s/Jaspreet Mathur___________
Name: Jaspreet Mathur
Title: Chief Executive Officer